Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED JULY 28, 2012

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$114	$149	$98
Accounts and other receivables	90	123	80
Merchandise inventories	1,544	1,575	1,644
Current deferred tax assets	77	77	69
Prepaid expenses and other current assets	36	38	56
Total current assets	1,861	1,962	1,947
Property and equipment, net	2,066	2,097	2,071
Goodwill	361	361	361
Deferred tax assets	98	98	81
Due from affiliates, net	712	435	417
Other assets	120	126	129
Total Assets	$5,218	$5,079	$5,006

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$756	$843	$793
Short-term borrowings from Parent	311	124	221
Accrued expenses and other current liabilities	502	542	467
Income taxes payable	62	104	46
Current portion of long-term debt	24	22	22
Total current liabilities	1,655	1,635	1,549
Long-term debt	2,553	2,339	2,490
Deferred tax liabilities	404	406	377
Deferred rent liabilities	337	313	288
Other non-current liabilities	142	136	114
Total stockholder’s equity	127	250	188
Total Liabilities and Stockholder’s Equity	$5,218	$5,079	$5,006
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales	$1,669	$1,738	$3,453	$3,540
Other revenues (1)	31	31	60	61
Total revenues	1,700	1,769	3,513	3,601
Cost of sales	1,019	1,088	2,135	2,233
Cost of other revenues	1	2	2	3
Gross margin	680	679	1,376	1,365
Selling, general and administrative expenses (1)	617	613	1,242	1,246
Depreciation and amortization	61	67	123	130
Other income, net (1)	(5)	(15)	(22)	(30)
Total operating expenses	673	665	1,343	1,346
Operating earnings	7	14	33	19
Interest expense (1)	(53)	(51)	(110)	(102)
Interest income (1)	9	9	18	17
Loss before income taxes	(37)	(28)	(59)	(66)
Income tax benefit	15	11	23	26
Net loss	$(22)	$(17)	$(36)	$(40)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Other revenues	$20	$18	$38	$35
Selling, general and administrative expenses	(81)	(75)	(165)	(157)
Other income, net	(5)	7	3	14
Interest expense	(3)	(4)	(7)	(7)
Interest income	9	9	18	17
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net loss	$(22)	$(17)	$(36)	$(40)
Other comprehensive income, net of tax
Foreign currency translation adjustments	(9)	(3)	—	17
Unrealized loss on hedged transactions	—	(1)	—	(1)
Total other comprehensive (loss) income, net of tax	(9)	(4)	—	16
Comprehensive loss, net of tax	$(31)	$(21)	$(36)	$(24)
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Cash Flows from Operating Activities:
Net loss	$(36)	$(40)
Adjustments to reconcile Net loss to Net cash provided by (used in) operating activities:
Depreciation and amortization	123	130
Amortization of debt issuance costs and debt discount	13	12
Deferred income taxes	3	3
Other	10	12
Changes in operating assets and liabilities:
Accounts and other receivables	33	37
Merchandise inventories	31	(113)
Prepaid expenses and other operating assets	2	(9)
Due from affiliates, net	(11)	(6)
Accounts payable, Accrued expenses and other liabilities	(107)	(234)
Income taxes payable	(42)	(67)
Net cash provided by (used in) operating activities	19	(275)
Cash Flows from Investing Activities:
Capital expenditures	(94)	(122)
Proceeds from sales of fixed assets	7	5
Loans to Parent	(265)	—
Net cash used in investing activities	(352)	(117)
Cash Flows from Financing Activities:
Long-term debt borrowings	299	601
Long-term debt repayments	(88)	(42)
Short-term borrowings from Parent	981	735
Repayments of short-term borrowings to Parent	(794)	(514)
Dividends paid to Parent	(97)	(580)
Capitalized debt issuance costs	(3)	(3)
Net cash provided by financing activities	298	197
Effect of exchange rate changes on Cash and cash equivalents	—	3
Cash and cash equivalents:
Net decrease during period	(35)	(192)
Cash and cash equivalents at beginning of period	149	290
Cash and cash equivalents at end of period	$114	$98
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder’s Equity
(In millions)
Balance, January 29, 2011	$4,282	$—	$(3,501)	$781
Net loss	—	—	(40)	(40)
Total other comprehensive income, net of tax	—	16	—	16
Stock compensation expense	2	—	—	2
Contribution arising from tax allocation arrangement	4	—	—	4
Dividends paid to Parent	(580)	—	—	(580)
Non-cash contribution from Parent	4	—	—	4
Amortization of restricted stock	1	—	—	1
Balance, July 30, 2011	$3,713	$16	$(3,541)	$188

Balance, January 28, 2012	$3,686	$—	$(3,436)	$250
Net loss	—	—	(36)	(36)
Total other comprehensive income, net of tax	—	—	—	—
Stock compensation expense	3	—	—	3
Contribution arising from tax allocation arrangement	5	—	—	5
Dividends paid to Parent	(97)	—	—	(97)
Amortization of restricted stock	2	—	—	2
Balance, July 28, 2012	$3,599	$—	$(3,472)	$127
 See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico; Babies “R” Us stores in the United States; and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of July 28, 2012, January 28, 2012 and July 30, 2011, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the twenty-six weeks ended July 28, 2012 and July 30, 2011, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 28, 2012, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 28, 2012 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 28, 2012 included as an exhibit to Parent’s Form 8-K filed on April 27, 2012. The results of operations for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 are not necessarily indicative of operating results for the full year.
Adoption of New Accounting Standard
In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which eliminates the option to report other comprehensive income and its components in the Statement of Changes in Stockholder's Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Condensed Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.
Prior Period Correction
We have corrected the Condensed Consolidated Balance Sheets previously reported as of January 28, 2012 and July 30, 2011 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent. These insurance liabilities were previously netted within the Due from affiliates, net balance.  As such, we have reclassified $35 million and $34 million, from Due from affiliates, net to Accrued expenses and other current liabilities, as of January 28, 2012 and July 30, 2011, respectively, and $58 million and $57 million, from Due from affiliates, net to Other non-current liabilities as of January 28, 2012 and July 30, 2011, respectively, to correctly present our third party insurance liabilities on a gross basis. The items included represent self-insurance reserves for workers compensation, general liability, auto liability, property, medical, prescription drug and dental insurance.  The correction had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Stockholder's Equity and no net effect on the Condensed Consolidated Statements of Cash Flows.
Subsequent Events
We have performed an evaluation of subsequent events through September 11, 2012, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of July 28, 2012, January 28, 2012 and July 30, 2011 is outlined in the table below:

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
Secured revolving credit facility, expires fiscal 2015	$—	$—	$173
Secured term loan facility, due fiscal 2016	680	683	686
7.375% senior secured notes, due fiscal 2016	363	365	358
8.500% senior secured notes, due fiscal 2017 (1)	717	717	716
Incremental secured term loan facility, due fiscal 2018	393	394	396
Second incremental secured term loan facility, due fiscal 2018 (2)	221	—	—
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	150	145	127
Capital lease obligations	31	35	34
	2,577	2,361	2,512
Less current portion	24	22	22
Total Long-term debt (4)	$2,553	$2,339	$2,490

(1)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(2)
On April 10, 2012, we issued a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”). Pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of Long-term debt on our Condensed Consolidated Balance Sheet as of July 28, 2012.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)
We maintain derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries' ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
The amount of net assets that were subject to such restrictions was approximately $127 million as of July 28, 2012. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of July 28, 2012, we have funds available to finance our operations under our secured revolving credit facility (“ABL Facility”) through August 2015.
The total fair values of our Long-term debt, with carrying values of approximately $2,577 million, $2,361 million and $2,512 million at July 28, 2012, January 28, 2012 and July 30, 2011, were $2,553 million, $2,414 million and $2,582 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods. We believe that the fair value of certain of our debt instruments totaling approximately $181 million, $180 million and $334 million at July 28, 2012, January 28, 2012 and July 30, 2011, respectively, were estimated using Level 3 inputs, as these instruments are not publicly traded and therefore we are unable to obtain quoted market prices.
Borrowing Availability
At July 28, 2012, under our ABL Facility, we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1,030 million. This amount is also subject to a minimum excess availability covenant, which was $125 million at July 28, 2012, with remaining availability of $905 million in excess of the minimum covenant level.
Second Incremental Secured Term Loan, due fiscal 2018 ($221 million at July 28, 2012)
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated secured term loan agreement (“Secured Term Loan Facility”). The Second Joinder Agreement added the Second Incremental Secured Term Loan, increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million.
The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) owned $7 million of the Second Incremental Secured Term Loan as of July 28, 2012. The net proceeds were raised for general corporate purposes, including, without limitation, to make restricted payments or other distributions to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at a rate of London Interbank Offered Rate (“LIBOR”) (with a floor of 1.50%) plus 3.75%, subject to a 0.25% step-down based on our total leverage ratio.
The Second Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral, covenants and restrictions as the Secured Term Loan Facility. Beginning August 31, 2012, we are required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan.
We may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time. Optional prepayments of existing term loans and the Second Incremental Secured Term Loan will be applied ratably among the outstanding existing term loans and the Second Incremental Secured Term Loan, but in the event of a refinancing or repricing transaction in respect of the existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Second Incremental Secured Term Loan.
In conjunction with the issuance of the Second Incremental Secured Term Loan, on April 10, 2012, we also entered into an amendment to the Secured Term Loan Facility to provide that if any outstanding term loans (including both the existing term loans and the Second Incremental Secured Term Loan) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, we shall pay a 1% prepayment premium on the principal amount optionally prepaid.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Some of our interest rate contracts may contain credit-risk related contingent features and are subject to master netting arrangements. As of July 28, 2012, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of July 28, 2012 are designated as cash flow and fair value hedges in accordance with Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, respectively. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on our interest rate swaps. We expect to reclassify a net loss of $1 million over the next 12 months to Interest expense from Accumulated other comprehensive income (loss).
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the changes in fair value of the derivative and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded a $3 million and $4 million net gain in earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 28, 2012, respectively, and a $2 million and $3 million net gain in earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 30, 2011, respectively.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 28, 2012, January 28, 2012 and July 30, 2011, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. As of July 28, 2012, January 28, 2012 and July 30, 2011, respectively, we were not required to post collateral with any derivative counterparties.
Foreign Exchange Contracts
We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with subsidiaries of us or our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 28, 2012 and July 30, 2011, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $1 million, respectively. At January 28, 2012, we had no derivative liabilities related to agreements that contained credit-risk related contingent features. We are not required to post collateral for these contracts.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Condensed Consolidated Statements of Stockholder’s Equity for the twenty-six weeks ended July 28, 2012 and July 30, 2011:

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Derivatives designated as cash flow hedges:
Beginning balance	$(3)	$(2)
Loss on the change in fair value recognized in Accumulated other comprehensive income (loss) - Interest Rate Contracts (1)	—	(1)
Ending Balance	$(3)	$(3)

(1)
The change in fair value recognized in Accumulated other comprehensive income (loss) and reclassifications from Accumulated other comprehensive income (loss) to Interest expense were nominal for the twenty-six weeks ended July 28, 2012 and July 30, 2011.

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$(1)	$—	$(1)	$—
Gain (loss) on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	1	1	—	(2)
	—	1	(1)	(2)
Derivatives designated as fair value hedge:
Gain on the change in fair value - Interest Rate Contract	3	10	2	12
(Loss) gain recognized in Interest expense on hedged item	—	(8)	2	(9)
	3	2	4	3
Total Interest Expense	$3	$3	$3	$1

(1)
Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 28, 2012, January 28, 2012 and July 30, 2011:

	July 28, 2012		January 28, 2012		July 30, 2011
	Notional	Fair Value Assets/	Notional	Fair Value Assets/	Notional	Fair Value Assets/
(In millions)	Amount	(Liabilities)	Amount	(Liabilities)	Amount	(Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$—	$700	$1
Interest Rate Contract designated as fair value hedge:
Other assets	$350	$20	$350	$18	$350	$8
Interest Rate Contract not designated for hedge accounting:
Other assets	$300	$—	$300	$—	$300	$—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$42	$—	$25	$—	$15	$—
Accrued expenses and other current liabilities	39	—	—	—	48	(1)
Total derivative contracts outstanding
Prepaid expenses and other current assets	$42	$—	$25	$—	$15	$—
Other assets	1,350	20	1,350	18	1,350	9
Total derivative assets(1)	$1,392	$20	$1,375	$18	$1,365	$9

Accrued expenses and other current liabilities	$39	$—	$—	$—	$48	$(1)
Total derivative liabilities(1)	$39	$—	$—	$—	$48	$(1)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In conjunction with ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), we made an accounting policy election to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty's credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these hedges. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of July 28, 2012, January 28, 2012 and July 30, 2011, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 28, 2012
Assets
Derivative financial instruments:
Interest rate contracts	$—	$20	$—	$20
Total assets	$—	$20	$—	$20

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 28, 2012
Assets
Cash equivalents	$55	$—	$—	$55
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Total assets	$55	$18	$—	$73

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 30, 2011
Assets
Cash equivalents	$5	$—	$—	$5
Derivative financial instruments:
Interest rate contracts	—	1	8	9
Total assets	$5	$1	$8	$14
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total liabilities	$—	$1	$—	$1
We did not have any derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen and twenty-six weeks ended July 28, 2012. The table below presents the changes in the fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen and twenty-six weeks ended July 30, 2011.

(In millions)	Level 3
Balance, January 29, 2011	$(5)
Unrealized gain	2
Balance, April 30, 2011	(3)
Unrealized gain	11
Balance, July 30, 2011	$8
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.
There have been no changes in valuation technique or related inputs for the twenty-six weeks ended July 28, 2012 and July 30, 2011.

The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at July 28, 2012 and July 30, 2011. As of July 28, 2012 and July 30, 2011, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy. For the thirteen weeks ended July 28, 2012, we did not record any impairment losses.

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$4	$2	$—	$2
Balance, April 28, 2012	$4	$2	$—	$2

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$3	$2	$—	$1
Balance, April 30, 2011	3	2	—	1
Long-lived assets held and used	2	—	1	1
Balance, July 30, 2011	$5	$2	$1	$2

5. Income taxes
The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Loss before income taxes	$(37)	$(28)	$(59)	$(66)
Income tax benefit	15	11	23	26
Effective tax rate	(40.5)%	(39.3)%	(39.0)%	(39.4)%

The effective tax rates for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the twenty-six weeks ended July 28, 2012 compared to 40.3% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended July 28, 2012 and July 30, 2011.
Our effective tax rates for the twenty-six weeks ended July 28, 2012 and July 30, 2011 were impacted by tax expense of approximately $1 million and a nominal amount, respectively, related to changes to our liability for uncertain tax positions.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

Our percentages of consolidated Total revenues by product category for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 were as follows:

	13 Weeks Ended		26 Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Core Toy	11.5%	11.2%	11.4%	11.0%
Entertainment	6.4%	7.4%	7.3%	8.3%
Juvenile	46.3%	46.1%	47.2%	47.5%
Learning	16.6%	15.7%	16.2%	15.5%
Seasonal	16.6%	16.9%	15.3%	15.1%
Other (1)	2.6%	2.7%	2.6%	2.6%
Total	100%	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent's foreign affiliates, shipping and other non-product related revenues.
A summary of financial results by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Total revenues
Domestic	$1,527	$1,596	$3,166	$3,260
Canada	173	173	347	341
Total revenues	$1,700	$1,769	$3,513	$3,601
Operating earnings (loss)
Domestic	$44	$34	$102	$72
Canada	19	21	28	30
Corporate and other	(56)	(41)	(97)	(83)
Operating earnings	7	14	33	19
Interest expense	(53)	(51)	(110)	(102)
Interest income	9	9	18	17
Loss before income taxes	$(37)	$(28)	$(59)	$(66)

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
Merchandise inventories
Domestic	$1,377	$1,423	$1,479
Canada	167	152	165
Total Merchandise inventories	$1,544	$1,575	$1,644

7. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent's historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The advisory fee paid to the Sponsors (the “Advisory Fees”) increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded management and advisory fees expense of $3 million and $7 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively. We recorded management and advisory fees expense of $4 million and $8 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively. During each of the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, we also paid the Sponsors fees of less than $1 million for out-of-pocket expenses.
In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). In connection with a successful initial public offering of Parent’s equity securities, the Sponsors and our Parent intend to terminate the Advisory Agreement in accordance with its terms. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.
In connection with the Second Joinder Agreement entered into on April 10, 2012, we incurred Transaction Fees pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of July 28, 2012. See Note 2 “Long-term debt” for further details.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. During the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, investment funds or accounts advised by KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $1 million and $2 million during the thirteen and twenty-six weeks ended July 28, 2012, respectively. The interest amounts paid on such debt and debt securities held by related parties were $1 million and $2 million during the thirteen and twenty-six weeks ended July 30, 2011, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $1 million and $3 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively, with respect to 0.8% of our operated stores, which include Toys “R” Us Express stores (“Express stores”). Of these amounts, less than $1 million and $1 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and twenty-six weeks ended July 30, 2011, we paid an aggregate amount of $2 million and $4 million, respectively, with respect to 1.3% of our operated stores, which include Express stores. Of these amounts, less than $1 million and $1 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.
Real Estate Arrangements with Affiliates — We leased 386 and 393 properties from affiliates of Parent as of July 28, 2012 and July 30, 2011, respectively. Selling, general and administrative expenses (“SG&A”) includes lease expense of $74 million and $150 million for the thirteen and twenty-six weeks July 28, 2012 ended, respectively, which includes reimbursement of expenses of $12 million and $23 million related to these leases for the thirteen and twenty-six weeks ended July 28, 2012, respectively. For the thirteen and twenty-six weeks ended July 30, 2011, SG&A included lease expense of $75 million and $152 million, respectively, which includes reimbursement of expenses of $11 million and $23 million related to the leases for the thirteen and twenty-six weeks ended July 30, 2011, respectively.
Transaction with Toys “R” Us Property Company I, LLC (“TRU Propco I”) — Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property or the anticipated sublease income to be received by the Company.

For the thirteen and twenty-six weeks ended July 28, 2012, SG&A includes approximately $1 million and $5 million, respectively, related to expenses associated with estimated payments in connection with store closures. For the thirteen and twenty-six weeks ended July 30, 2011, SG&A included less than $1 million and $2 million, respectively, of such expenses.
Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The amounts charged are allocated based on a formula for each affiliate and are recorded in Other Income, net. The amounts we charged to Parent and other affiliates for these services were $2 million and $4 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively, and $2 million and $3 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively.
In addition, we incurred $3 million and $6 million of service fees for the thirteen and twenty-six weeks ended July 28, 2012, respectively. We incurred a nominal amount and $3 million of service fees for the thirteen and twenty-six weeks ended July 30, 2011, respectively. These costs, which primarily related to fees associated with our China sourcing office, are recorded within SG&A in our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (the “ITASSA”) — We provide information technology services, store operations services, internal audit services, and financial services to a number of our affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and twenty-six weeks ended July 28, 2012, our affiliates were charged $5 million and $11 million, respectively, which are gross of a $12 million credit we provided our affiliates during the thirteen weeks ended July 28, 2012 related to an amendment to the existing agreement. For the thirteen and twenty-six weeks ended July 30, 2011, our affiliates were charged $5 million and $11 million, respectively. These costs and credit are classified on our Condensed Consolidated Statements of Operations as Other income, net.
Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile (including baby) and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended July 28, 2012, we charged Parent’s foreign affiliates license fees of $20 million and $38 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and twenty-six weeks ended July 30, 2011, we charged Parent's foreign affiliates license fees of $18 million and $35 million, respectively.
Dividends paid to Parent — We make payments to Parent to fund certain operating expenses of Parent, for principal and interest payments on Parent’s outstanding notes and for general corporate purposes. For the twenty-six weeks ended July 28, 2012 and July 30, 2011, we paid dividends to Parent of $97 million and $580 million, respectively.
Due from Affiliates, Net — As of July 28, 2012, January 28, 2012 and July 30, 2011, Due from affiliates, net, consists of receivables from Parent and affiliates of $712 million, $435 million and $417 million, respectively. During the twenty-six weeks ended July 28, 2012, we made loans to Parent for an aggregate amount of $265 million, which are included in Due from affiliates, net on our Condensed Consolidated Balance Sheets. We have corrected the Condensed Consolidated Balance Sheets previously reported as of January 28, 2012 and July 30, 2011 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent. These insurance liabilities were previously netted within the Due from affiliates, net balance. Refer to Note 1 entitled “Basis of presentation” for further details.
As of July 28, 2012, January 28, 2012 and July 30, 2011, $4 million, $4 million and $12 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets, respectively.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily includes rent and property taxes under lease agreements. As of July 28, 2012, January 28, 2012 and July 30, 2011, the net amount owed to our affiliates was $13 million, $10 million and $10 million, respectively.
Short-term Borrowings from Parent — From time to time, we may have short-term intercompany loans outstanding with Parent. As of July 28, 2012, January 28, 2012 and July 30, 2011, we maintained balances of $311 million, $124 million and $221 million, respectively, in short-term intercompany loans with Parent. For the thirteen and twenty-six weeks ended July 28, 2012, we incurred less than $1 million and $1 million, respectively, of related party interest expense associated with our short-term intercompany loans with Parent. For the thirteen and twenty-six weeks ended July 30, 2011, we incurred $1 million and $2 million, respectively, of such expenses.

Stock Compensation Expense — For the thirteen and twenty-six weeks ended July 28, 2012, $3 million and $4 million of total stock-based compensation expense was recognized in SG&A. Refer to Note 10 entitled “Stock-based compensation” for further details.
Consulting Agreement — On March 15, 2012, we entered into an advisory contract with Neil Friedman, former Executive Vice President - Toys “R” Us to provide advisory services, on a part-time non-exclusive basis, for our new ventures and business alliances. The term of the agreement is from April 23, 2012 until January 31, 2013, with either party being able to terminate the agreement upon sixty (60) days notice. During the term of this agreement, Mr. Friedman will be paid a monthly fee of $30,000.

9. Dispositions
During the thirteen and twenty-six weeks ended July 28, 2012, we sold idle properties and certain assets for gross proceeds of $1 million and $7 million, respectively, resulting in a nominal gain and a net gain of $2 million, respectively.

10. Stock-based compensation
Effective March 2012, participants in the Toys “R” Us, Inc. 2005 Management Equity Plan (the “MEP”) are bound by the terms and conditions of Amendment No. 4 to the MEP (“Amendment No. 4”). This amendment provides for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who is terminated without cause after four or more years of continuous service. Option holders under the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”) have the same rights to a longer exercise period and a cashless exercise right in the event such participant's employment is terminated without cause after four or more years of continuous service, as further described in the form of option award agreement. We accounted for the modification of awards impacted by the terms of Amendment No. 4 in accordance with ASC Topic 718 - “Compensation - Stock Compensation” (“ASC 718”). Management has concluded that the modification had a nominal impact on compensation costs.
Effective May 2012, our Parent adopted Amendment No. 5 (“Amendment No. 5”) to the MEP. Amendment No. 5 allows any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares (the shares originally purchased under the MEP or for rollover options, the number of shares that would be equal to the value of their original investment) to us at any time, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. The purchase price per share payable by us in connection with any such put rights shall be the fair market value determined as of a date determined by our Parent's Board that is the anticipated closing date of the repurchase. We accounted for the modification of awards impacted by the terms of Amendment No. 5 in accordance with ASC 718. As these awards allow the plan participant the right to put a portion of their rollover options, we are required to account for them as liability-classified awards. These liability awards will be remeasured at their fair market value as of each reporting period. Management has concluded that the modification resulted in incremental compensation costs of approximately $1 million, which was recorded in the second quarter of fiscal 2012.
On May 21, 2012, our Parent granted our employees 300,915 options under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years, subject to the participant's continued employment with us, and will vest automatically upon a change of control of our Parent. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of options, an additional 220,206 awards were granted consisting of restricted stock units and performance-based restricted stock units under the 2010 Incentive Plan, which were valued at fair market value on the date of grant of $44.00 per share. The restricted stock units follow the same graded vesting schedule as the options granted. The performance-based restricted stock units cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our Parent's consolidated Adjusted Compensation EBITDA performance results and 50% on our Parent's total return on invested capital (ROIC) results, each over a three year period.

11. Recent accounting pronouncements
In July 2012, the FASB issued ASU No. 2012-02, “Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). This ASU states than an entity has the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is “more likely than not” that the indefinite-lived intangible asset is impaired. The results of the qualitative assessment will determine whether it is necessary to perform the quantitative impairment test described in Topic 350. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if an entity's financial statements for the most recent annual or interim period have not yet been issued. Because the measurement of a potential impairment has not changed, the adoption of ASU 2012-02 will not have an impact on our Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 28, 2012, included as an exhibit to Parent’s Form 8-K filed on April 27, 2012 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile (including baby), learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in 874 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal product categories through 83 stores. In addition, as of July 28, 2012, we operated 116 Toys “R” Us Express stores (“Express stores”), including 46 Express stores with a cumulative lease term of at least two years. Domestic and Canada segments also include their respective Internet operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and twenty-six weeks ended July 28, 2012 compared to the thirteen and twenty-six weeks ended July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Total revenues	$1,700	$1,769	$3,513	$3,601
Gross margin	680	679	1,376	1,365
Gross margin as a percentage of Total revenues	40.0%	38.4%	39.2%	37.9%
Selling, general and administrative expenses	$617	$613	$1,242	$1,246
Selling, general and administrative expenses as a percentage of Total revenues	36.3%	34.7%	35.4%	34.6%
Net loss	$(22)	$(17)	$(36)	$(40)
Total revenues for the thirteen and twenty-six weeks ended July 28, 2012 decreased by $69 million and $88 million, respectively, compared to the same period last year. Foreign currency translation decreased Total revenues by approximately $9 million and $13 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively. Excluding the impact of foreign currency translation, the decline in Total revenues for both periods was primarily due to a decrease in comparable store net sales within our Domestic segment. Partially offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.
Gross margin, as a percentage of Total revenues, for the thirteen and twenty-six weeks ended July 28, 2012 increased by 1.6 percentage points and 1.3 percentage points, respectively, compared to the same periods last year primarily as a result of margin rate improvements in certain categories and improvements in sales mix away from lower margin products.
Selling, general and administrative expenses (“SG&A”) for the thirteen weeks ended July 28, 2012 increased by $4 million compared to the same period last year primarily as a result of an increase in rent expense. Foreign currency translation decreased SG&A by approximately $3 million. SG&A for the twenty-six weeks ended July 28, 2012 decreased by $4 million compared to the same period last year as a result of a decrease in foreign currency translation.
Net loss for the thirteen weeks ended July 28, 2012 increased by $5 million compared to the same period last year primarily as a result of a decrease in Other income, net, partially offset by a decrease in Depreciation and amortization. Net loss for the twenty-six weeks ended July 28, 2012 decreased by $4 million compared to the same period last year primarily as a result of an increase in Gross margin dollars and a decrease in Depreciation and amortization. These amounts were partially offset by a decrease in Other income, net and an increase in Interest expense.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
	July 28, 2012 vs. 2011	July 30, 2011 vs. 2010	July 28, 2012 vs. 2011	July 30, 2011 vs. 2010
Domestic	(3.4)%	(2.2)%	(2.1)%	(2.1)%
Canada	1.1%	(0.8)%	1.0%	(1.1)%

Percentage of Total Revenues by Product Category

	13 Weeks Ended		26 Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Core Toy	11.5%	11.2%	11.4%	11.0%
Entertainment	6.4%	7.4%	7.3%	8.3%
Juvenile	46.3%	46.1%	47.2%	47.5%
Learning	16.6%	15.7%	16.2%	15.5%
Seasonal	16.6%	16.9%	15.3%	15.1%
Other (1)	2.6%	2.7%	2.6%	2.6%
Total	100%	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent's foreign affiliates, shipping and other non-product related revenues.

Store Count by Segment

	July 28, 2012	July 30, 2011	Change
Domestic (1)	874	874	—
Canada (2)	83	71	12
Total (3)	957	945	12

(1)
Store count as of July 28, 2012 includes 193 side-by-side (“SBS”) stores, 20 Babies “R” Us Express (“BRU Express”) stores and 62 Juvenile Expansions. Store count as of July 30, 2011 included 149 SBS stores, 14 BRU Express stores and 65 Juvenile Expansions.

(2)	Store count as of July 28, 2012 includes 45 SBS stores and four BRU Express stores. Store count as of July 30, 2011 included 41 SBS stores and four BRU Express stores.

(3)
Express stores with a cumulative lease term of at least two years are included in our overall store count, while the remaining locations are excluded. As of July 28, 2012, there were 77 Domestic and 39 Canada Express stores open, 36 and 10 of which have been included in our overall store count within our Domestic and Canada segments, respectively. As of July 30, 2011, there were 76 Domestic and 15 Canada Express stores open, 25 of which were included in our overall store count within our Domestic segment and none of which were included within our Canada segment.

Net Loss

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change	July 28, 2012	July 30, 2011	Change
Toys “R” Us - Delaware	$(22)	$(17)	$(5)	$(36)	$(40)	4
Net loss increased by $5 million to $22 million for the thirteen weeks ended July 28, 2012, compared to $17 million for the same period last year. The increase in Net loss was primarily due to a decrease in Other income, net of $10 million primarily related to a decrease in income from our affiliates under the information technology and administrative support services agreement (the “ITASSA”). This was partially offset by a decrease in Depreciation and amortization of $6 million.
Net loss decreased by $4 million to $36 million for the twenty-six weeks ended July 28, 2012, compared to $40 million for the same period last year. The decrease in Net loss was primarily due to an increase in Gross margin dollars of $11 million primarily related to margin rate improvements in certain categories and improvements in sales mix away from lower margin products. Additionally contributing to the decrease in Net loss was a decrease in Depreciation and amortization of $7 million. These amounts were partially offset by a decrease in Other income, net of $8 million primarily due to a decrease in income from our affiliates under the ITASSA, and an increase in Interest expense of $8 million predominantly due to the issuances of the Incremental Secured Term Loan and Second Incremental Secured Term Loan.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	July 28, 2012	July 30, 2011	$ Change	% Change	July 28, 2012	July 30, 2011
Domestic	$1,527	$1,596	$(69)	(4.3)%	89.8%	90.2%
Canada	173	173	—	—%	10.2%	9.8%
Toys “R” Us - Delaware	$1,700	$1,769	$(69)	(3.9)%	100.0%	100.0%
Total revenues decreased by $69 million or 3.9%, to $1,700 million for the thirteen weeks ended July 28, 2012, compared to $1,769 million for the same period last year. Total revenues for the thirteen weeks ended July 28, 2012 included the impact of foreign currency translation, which decreased Total revenues by approximately $9 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirteen weeks ended July 28, 2012 was primarily due to a decrease in comparable store net sales within our Domestic segment. The decrease in our Domestic comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by higher average transaction amounts and an increase in net sales from our Internet operations. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.

Total revenues for the thirteen weeks ended July 28, 2012 and July 30, 2011 included $20 million and $18 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

	26 Weeks Ended
					Percentage of Total revenues
($ In millions)	July 28, 2012	July 30, 2011	$ Change	% Change	July 28, 2012	July 30, 2011
Domestic	$3,166	$3,260	$(94)	(2.9)%	90.1%	90.5%
Canada	347	341	6	1.8%	9.9%	9.5%
Toys “R” Us - Delaware	$3,513	$3,601	$(88)	(2.4)%	100.0%	100.0%
Total revenues decreased by $88 million or 2.4%, to $3,513 million for the twenty-six weeks ended July 28, 2012, compared to $3,601 million for the same period last year. Total revenues for the twenty-six weeks ended July 28, 2012 included the impact of foreign currency translation, which decreased Total revenues by approximately $13 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the twenty-six weeks ended July 28, 2012 was primarily due to a decrease in comparable store net sales within our Domestic segment. The decrease in our Domestic comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by higher average transaction amounts and an increase in net sales from our Internet operations. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.
Total revenues for the twenty-six weeks ended July 28, 2012 and July 30, 2011 included $38 million and $35 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $69 million or 4.3%, to $1,527 million for the thirteen weeks ended July 28, 2012, compared to $1,596 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 3.4%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment, juvenile (including baby) and seasonal categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile (including baby) category was primarily due to decreased sales of furniture and infant care products. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.
Total revenues for the Domestic segment decreased by $94 million or 2.9%, to $3,166 million for the twenty-six weeks ended July 28, 2012, compared to $3,260 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 2.1%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and juvenile (including baby) categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile (including baby) category was primarily due to decreased sales of furniture and infant care products. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.
Canada
Total revenues for the Canada segment remained consistent at $173 million for the thirteen weeks ended July 28, 2012, compared to the same period last year. Excluding a $9 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 1.1%.
The increase in comparable store net sales resulted primarily from an increase in our juvenile (including baby) category, primarily due to increased sales of baby gear. Partially offsetting the increase was a decrease in our seasonal category primarily due to decreased sales of outdoor products.
Total revenues for the Canada segment increased by $6 million or 1.8%, to $347 million for the twenty-six weeks ended July 28, 2012, compared to $341 million for the same period last year. Excluding a $13 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 1.0%.

The increase in comparable store net sales resulted primarily from increases in our juvenile (including baby) and core toy categories. The increase in our juvenile (including baby) category was primarily due to increased sales of baby gear and infant care products. The increase in our core toy category was primarily due to increased sales of dolls and action figures. Partially offsetting these increases was a decrease in our entertainment category primarily due to decreased sales of video game software and systems.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 28, 2012	July 30, 2011	$ Change	July 28, 2012	July 30, 2011	Change
Domestic	$604	$605	$(1)	39.6%	37.9%	1.7%
Canada	76	74	2	43.9%	42.8%	1.1%
Toys “R” Us - Delaware	$680	$679	$1	40.0%	38.4%	1.6%
Gross margin increased by $1 million to $680 million for the thirteen weeks ended July 28, 2012, compared to $679 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $3 million.
Gross margin, as a percentage of Total revenues, increased by 1.6 percentage points for the thirteen weeks ended July 28, 2012 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate improvements in certain categories and improvements in sales mix away from lower margin products within our Domestic segment.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 28, 2012	July 30, 2011	$ Change	July 28, 2012	July 30, 2011	Change
Domestic	$1,232	$1,226	$6	38.9%	37.6%	1.3%
Canada	144	139	5	41.5%	40.8%	0.7%
Toys “R” Us - Delaware	$1,376	$1,365	$11	39.2%	37.9%	1.3%
Gross margin increased by $11 million to $1,376 million for the twenty-six weeks ended July 28, 2012, compared to $1,365 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $5 million.
Gross margin, as a percentage of Total revenues, increased by 1.3 percentage points for the twenty-six weeks ended July 28, 2012 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate improvements in certain categories and improvements in sales mix away from lower margin products.
Domestic
Gross margin decreased by $1 million to $604 million for the thirteen weeks ended July 28, 2012, compared to $605 million for the same period last year. Gross margin, as a percentage of Total revenues, increased by 1.7 percentage points for the thirteen weeks ended July 28, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our learning and core toy categories. Additionally contributing to the increase were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Gross margin increased by $6 million to $1,232 million for the twenty-six weeks ended July 28, 2012, compared to $1,226 million for the same period last year. Gross margin, as a percentage of Total revenues, increased by 1.3 percentage points for the twenty-six weeks ended July 28, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our learning and seasonal categories. Additionally contributing to the increase were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Canada
Gross margin increased by $2 million to $76 million for the thirteen weeks ended July 28, 2012, compared to $74 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $3 million. Gross margin, as a percentage of Total revenues, increased by 1.1 percentage points for the thirteen weeks ended July 28, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our juvenile (including baby), entertainment and seasonal categories.
Gross margin increased by $5 million to $144 million for the twenty-six weeks ended July 28, 2012, compared to $139 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $5 million. Gross margin, as a percentage of Total revenues, increased by 0.7 percentage points for the twenty-six weeks ended July 28, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our juvenile (including baby), entertainment and seasonal categories.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 28, 2012	July 30, 2011	$ Change	July 28, 2012	July 30, 2011	Change
Toys "R" Us - Delaware	$617	$613	$4	36.3%	34.7%	1.6%
SG&A increased by $4 million to $617 million for the thirteen weeks ended July 28, 2012, compared to $613 million for the same period last year. Foreign currency translation decreased SG&A by approximately $3 million. As a percentage of Total revenues, SG&A increased by 1.6 percentage points compared to the same period last year.
Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an increase in rent expense of $7 million attributable to new and existing locations.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 28, 2012	July 30, 2011	$ Change	July 28, 2012	July 30, 2011	Change
Toys "R" Us - Delaware	$1,242	$1,246	$(4)	35.4%	34.6%	0.8%
SG&A decreased by $4 million to $1,242 million for the twenty-six weeks ended July 28, 2012, compared to $1,246 million for the same period last year, as a result of a foreign currency translation impact of approximately $4 million. As a percentage of

Total revenues, SG&A increased by 0.8 percentage points compared to the same period last year.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change	July 28, 2012	July 30, 2011	Change
Toys “R” Us - Delaware	$61	$67	$(6)	$123	$130	$(7)

Depreciation and amortization decreased by $6 million to $61 million for the thirteen weeks ended July 28, 2012, compared to $67 million for the same period last year. The decrease was primarily due to assets that were fully depreciated in the current period, as well as accelerated depreciation related to store relocations in the prior period.
Depreciation and amortization decreased by $7 million to $123 million for the twenty-six weeks ended July 28, 2012, compared to $130 million for the same period last year. The decrease was primarily due to assets that were fully depreciated in the current period.

Other Income, Net
Other income, net includes the following:

•	gift card breakage income;

•	credit card program income;

•	net gains on sales of properties;

•	management service fees income;

•	impairment on long-lived assets;

•	information technology and administrative support service income; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change	July 28, 2012	July 30, 2011	Change
Toys “R” Us - Delaware	$5	$15	$(10)	$22	$30	$(8)

Other income, net decreased by $10 million to $5 million for the thirteen weeks ended July 28, 2012, compared to $15 million for the same period last year. The decrease was primarily due to a decline in income from our affiliates primarily as a result of a $12 million credit relating to an amendment to the ITASSA.
Other income, net decreased by $8 million to $22 million for the twenty-six weeks ended July 28, 2012, compared to $30 million for the same period last year. The decrease was primarily due to a decline in income from our affiliates primarily as a result of a $12 million credit relating to an amendment to the ITASSA, partially offset by a $2 million increase in net gains on sales of properties.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change	July 28, 2012	July 30, 2011	Change
Toys “R” Us - Delaware	$53	$51	$2	$110	$102	8

Interest expense increased by $2 million to $53 million for the thirteen weeks ended July 28, 2012, compared to $51 million for the same period last year.
Interest expense increased by $8 million to $110 million for the twenty-six weeks ended July 28, 2012, compared to $102 million for the same period last year. The increase was primarily due to the issuance of the Incremental Secured Term Loan on May 25, 2011 and the issuance of the Second Incremental Secured Term Loan on April 10, 2012.

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change	July 28, 2012	July 30, 2011	Change
Toys “R” Us - Delaware	$9	$9	$—	18	17	1

Interest income remained consistent and increased by $1 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively, compared to the same periods last year.

Income Tax Benefit
The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Loss before income taxes	$(37)	$(28)	$(59)	$(66)
Income tax benefit	15	11	23	26
Effective tax rate	(40.5)%	(39.3)%	(39.0)%	(39.4)%

The effective tax rates for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the twenty-six weeks ended July 28, 2012 compared to 40.3% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended July 28, 2012 and July 30, 2011.
Our effective tax rates for the twenty-six weeks ended July 28, 2012 and July 30, 2011 were impacted by tax expense of approximately $1 million and a nominal amount, respectively, related to changes to our liability for uncertain tax positions.

Liquidity and Capital Resources
Overview
As of July 28, 2012, we were in compliance with all of our covenants related to our outstanding debt. At July 28, 2012, under our $1.85 billion secured revolving credit facility (“ABL Facility”), we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1,030 million. We are also subject to a minimum excess availability covenant, which was $125 million at July 28, 2012 with remaining availability of $905 million in excess of the covenant.
In addition, from time to time, we may have short-term intercompany loans outstanding with Parent. As of July 28, 2012, January 28, 2012 and July 30, 2011, we had outstanding balances of $311 million, $124 million and $221 million in short-term intercompany loans with Parent.
We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of April 28, 2012, we have funds available to finance our operations under our ABL Facility through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facility. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our credit facilities. The funds provided to Parent may be used for general corporate purposes, including, without limitation, for repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying any of its or its subsidiaries' indebtedness.

Although we believe that cash generated from operations, along with our existing cash and revolving credit facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. Our minimum projected obligations for fiscal 2012 and beyond are set forth below under "Contractual Obligations".

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores (including conversions), in line with our commitment to our toy and juvenile integration strategy, as well as improving and enhancing our information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash. In anticipation of our Parent's upcoming debt refinancings, we currently intend to reduce our capital expenditures from $300 million in fiscal 2011 to approximately $190 million for fiscal 2012.
The following table discloses our capital expenditures for the twenty-six weeks ended July 28, 2012 and July 30, 2011:

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Information technology	$28	$27
New stores (1)	19	32
Conversion projects (2)	18	27
Other store-related projects (3)	18	16
Distribution centers	11	20
Total capital expenditures	$94	$122
(1) Primarily includes SBS relocations as well as single format stores (including Express stores).
(2) Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.
(3) Includes other store-related projects (other than conversion projects) such as store updates.

Cash Flows

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	$ Change
Net cash provided by (used in) operating activities	$19	$(275)	$294
Net cash used in investing activities	(352)	(117)	(235)
Net cash provided by financing activities	298	197	101
Effect of exchange rate changes on Cash and cash equivalents	—	3	(3)
Net decrease during period in Cash and cash equivalents	$(35)	$(192)	$157

Cash Flows Provided by (Used in) Operating Activities
Net cash provided by (used in) operating activities increased $294 million to Net cash provided by operating activities of $19 million for the twenty-six weeks ended July 28, 2012, compared to Net cash used in operating activities of $275 million for the twenty-six weeks ended July 30, 2011. The increase in net cash provided by (used in) operating activities was primarily the result of a decrease in purchases of merchandise inventories due to our levels of merchandise inventories as of January 28, 2012 and the timing of vendor payments.

Cash Flows Used in Investing Activities
Net cash used in investing activities increased $235 million to $352 million for the twenty-six weeks ended July 28, 2012, compared to $117 million for the twenty-six weeks ended July 30, 2011. The increase in net cash used in investing activities was primarily the result of an increase of $265 million in loans made to our Parent in the second quarter of fiscal 2012. Partially offsetting this amount is a decline in capital expenditures of $28 million.

Cash Flows Provided by Financing Activities
Net cash provided by financing activities increased $101 million to $298 million for the twenty-six weeks ended July 28, 2012, compared to $197 million for the twenty-six weeks ended July 30, 2011. The increase in net cash provided by financing activities was primarily the result of a decrease of $483 million in Dividends paid to Parent due to the prior year distributions made to our Parent in aggregate of approximately $519 million to provide funds for the redemption of our Parent's 7.625% notes due fiscal 2011. Partially offsetting this amount was a decrease of $348 million in net long-term debt borrowings and a decrease of $34 million in net short-term borrowings from Parent.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details on our debt.
As of July 28, 2012, we had total indebtedness (excluding Short-term borrowings from Parent) of approximately $2,577 million, of which $2,374 million was secured indebtedness.
During the twenty-six weeks ended July 28, 2012, the following event occurred with respect to our debt structure:
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated secured term loan agreement ("Secured Term Loan Facility"). The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”), increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million. The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions.”

Contractual Obligations and Commitments
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Due to the change in our Long-term debt during the twenty-six weeks ended July 28, 2012 described in Note 2 to the Condensed Consolidated Financial Statements entitled "Long-term debt", we have provided updated Long-term debt and interest payments information. The following table summarizes our contractual obligations associated with our Long-term debt and related interest payments as of July 28, 2012.

	Payments Due By Period
(In millions)	Remainder of Fiscal 2012	Fiscals 2013 & 2014	Fiscals 2015 & 2016	Fiscals 2017 and thereafter	Total
Long-term debt (1)(2)(3)	$7	$26	$1,032	$1,340	$2,405
Interest payments (3)(4)(5)	87	346	301	112	846
Total	$94	$372	$1,333	$1,452	$3,251

(1)	Reflects the borrowing under our Second Incremental Secured Term Loan. See Note 2 to our Condensed Consolidated Financial Statements entitled "Long-term debt" for further details.

(2)	Excludes finance obligations associated with capital projects and capital lease obligations.

(3)
Excludes Short-term borrowings from Parent of $311 million and related interest payments. See Note 8 to our Condensed Consolidated Financial Statements entitled "Related party transactions" for further details.

(4)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.

(5)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility for the last 12 months.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances.

Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 28, 2012 included as an exhibit to Parent’s Form 8-K filed on April 27, 2012, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which eliminates the option to report other comprehensive income and its components in the Statement of Changes in Stockholder's Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Condensed Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards. As of January 29, 2012, the Company has adopted ASU 2011-04 and has applied this guidance prospectively. Other than enhanced disclosures, the adoption of ASU 2011-04 did not have a material impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A “RISK FACTORS” of our Parent's Annual Report on Form 10-K filed on March 21, 2012, as well as our Parent's other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission's rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.